SETTLEMENT AGREEMENT

The parties hereto met on May 13, 2004 and entered into the following agreement regarding the issues between SCOTT SIEGEL and TIC.

The parties agree to do all things necessary to effectuate the intent of this Settlement Agreement, including but not limited to, signing and properly executing all necessary documents and seeing that all property discussed is returned according to the schedule set forth herein. Both parties took part in the drafting of this document and any ambiguity will be equally shared between the parties.

The parties to this agreement are: SCOTT SIEGEL, Director for TIC, acting and representing himself in his individual capacity and, TIC, as represented by MATT DWYER, Director and CEO of TIC.

CASH AND STOCK

The parties involved agree that Mr. Siegel has cash in the company of $42,765.00.

The parties agree that Mr. Siegel will purchase 250,000 shares of common stock at three (3¢) cents per share, with a total purchase price of $7,500.00. The monies to purchase the aforementioned shares will be deducted from the $42,765.00 Mr. Siegel has in the company, leaving a balance of $35,265.00. These shares are fully paid, non assessable and free trading, subject only to the terms contained herein.

The total shares in dispute are 1,050,000 shares of which Mr. Siegel is in possession of 50,000 shares. All parties involved agree to have the remaining 1,000,000 shares transferred to an appropriate agent designated by TIC. TIC will then cancel 800,000 shares and will distribute to Mr. Siegel, the above referenced 250,000 shares. The distribution schedule for the 250,000 shares will begin on the Registration Post-Effective date or six (6) months after this Agreement, which ever occurs first, and will proceed month to month with 50,000 shares being distributed the first of each month until all shares have been distributed. These shares are non transferable until distributed.

The parties recognize that Mr. Siegel has spent $7,000.00 in legal fees regarding this matter. The parties agree that all monies expended by TIC for legal counsel regarding this dispute, (the settlement, and the drafting of the necessary documents), will be totaled and that total will be deducted from the $7,000.00 paid out by Mr. Siegel to his counsel. The resulting balance (of the $7,000.00) if any, will be added to the monies TIC will pay Mr. Siegel. If, for any reason, the legal fees exceed the $7,000.00, Mr. Siegel will not be obligated for these excess fees.

The resulting balance from the legal fee reconciliation will be added to the $35,265.00 due Mr. Siegel and that amount will be disbursed as follows:

For every One Million Dollars in financing raised by the company, Mr. Siegel will be paid one third (1/3) of the resulting balance as outlined above, starting forty-five (45) days from the signing of this Settlement Agreement, This provision specifically excludes any financing obtained by the company within forty-five (45) days of the signing of this document.

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Mr. Siegel will be given the same option to convert the then existing balance of any monies due him at the same rate, degree and extent as any officer or director of TIC when funds have been received from PIPE or from any other financial source which is obtained by TIC forty-five (45) days after this Agreement.

VOTING PROXY

Mr. Siegel agrees to grant and give a voting proxy for the entire 250,000 shares whether distributed to him or not. Said voting proxy is to last for eighteen (18) months from the date of this Agreement. The voting proxy shall not encumber the sale of any stock which has been distributed to Mr. Siegel under this Agreement.

SERIES A PREFERRED STOCK

The 250,000 shares of Series A Preferred Stock outlined, discussed, and negotiated in the February 21, 2003 Stock Purchase Agreement is hereby canceled in their entirety.

RELEASES AND INDEMNIFICATIONS

Mr. Siegel agrees to properly execute a general release in favor of TIC, its officers and directors, releasing same from any and all claims that were raised or that could have been raised by Mr. Siegel from the beginning of time until the signing of this document. TIC and its officers and directors hereby agree to release any claim that it has or may have had against Mr. Siegel from the beginning of time until the signing of this document. the only claim that each will have on the other are the terms and conditions contained in this Settlement Agreement.

Additionally, TIC agrees to issue an indemnification and hold harmless agreement in favor of Mr. Siegel to defend Mr. Siegel against any claim that is brought as a result of his actions when he was a director and / or an officer for TIC. This indemnification and hold harmless agreement does not extend to any fraudulent acts by Mr. Siegel.

Further, Mr. Siegel agrees to sign a disclosure statement indicating that he is not aware of any issue or matter currently outstanding or which can be brought in the future as a result of any act or omission on his part during his time as a director for TIC.

Upon the signing of this Settlement Agreement, Mr. Siegel agrees to resign as a director for TIC. Said resignation becoming effective immediately on the date of the signing of said document.

/s/ Scott Siegel

SCOTT SIEGEL

STATE OF FLORIDA	)
	)	SS
COUNTY OF BROWARD	)

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The foregoing instrument was acknowledged before me this 13th day of May 2004, by SCOTT SIEGEL who is personally known to me or who has provided identification and who did not take an oath.

/s/ Lisa Mac Clugage

Notary Public, State of Florida
My Commission Expires:

Personally Known ____________ or Produced Identification
Type of Identification Produced FL Driver License

/s/ Matt Dwyer

MATT DWYER, President and CEO
TIC

STATE OF FLORIDA	)
	)	SS
COUNTY OF BROWARD	)

The foregoing instrument was acknowledged before me this 13th day of May, 2004, by MATT DWYER who is personally known to me or who has provided identification and who did not take an oath.

/s/ Lisa Mac Clugage

Notary Public, State of Florida
My Commission Expires:

Personally Known ____________ or Produced Identification
Type of Identification Produced FL Drivers License

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